Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269267) and Form S-8 (No. 333-232520) of Epsilon Energy Ltd. of our report dated March 19, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Houston, Texas

March 19, 2025